WAYPOINT BANK                                             235 N. Second Street
                                                          Harrisburg, Pa 17101
                                                          Phone 717-909-2329
                                                          Fax 717-231-6186

                                  EXHIBIT 99.1


Press Release



NEWS RELEASE



FOR IMMEDIATE RELEASE
DECEMBER 20, 2002

Contact:  Steve Gardner
          Public Relations Manager
          (717) 909-2603


                       RANDALL L. HORST NAMED TO WAYPOINT
                       FINANCIAL CORP. BOARD OF DIRECTORS

     Harrisburg, PA--Waypoint Financial Corp.(Nasdaq:WYPT), the parent holding company of Waypoint Bank, today announced the appointment of Randall L. Horst to the company's Board of Directors to serve until the company's 2004 annual meeting.

     Horst is the President and CEO of The Horst Group, a series of successful construction, property management and insurance companies based in Lancaster, Pennsylvania. He is the fifth generation to lead his family's business since its formation in 1880.

     Horst currently serves on the Board of Cornerstone Design Ltd., architects, and on the Board of Associates for Messiah College. He also is active in the Central Pennsylvania real estate and homebuilders trade associations.

     "We are very fortunate to have someone with Randall's extensive real estate and development background join our board of directors," said Waypoint Chairman and CEO Charles C. Pearson, Jr. "He is a recognized leader in the real estate and construction market in our service area."

     Waypoint Financial Corp., the holding company for Waypoint Bank, is a $5.8 billion financial services organization with 59 branch offices located throughout South Central Pennsylvania and northern Maryland. Waypoint provides a full range of financial services including banking for retail, commercial, and small business customers, mortgages, trust and investment, brokerage, and insurance to over 120,000 households and businesses.